SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  Statement of Changes in Beneficial Ownership


1)       Name and Address of Reporting Person:

         NuVen Advisors Inc., 4001 South Decatur, #399, Las Vegas, NV  89103

2)       Issuer Name and Ticker or Trading Symbol:

         Group V Corporation (GRPV)

3)       IRS Number of Reporting Person (voluntary)

4)       Statement for Month/Year:

         June, 1997

5)       If Amendment, Date of Original ( Month/Year):

         Not Applicable

6)       Relationship of Reporting Person to Issuer:

               Director         Officer (give title below)         10% Owner

           X   Other (specify below)

                  Affiliate


 Table I -Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security     2. Transaction Date       3. Transaction Code         4. Securities Acquired (A) or
                                                                                  Disposed (D)
--------------------     -------------------       -----------------------     ----------------------------------------
                                                       Code           V           Amount        (A) or (D)       Price
                                                   ------------   --------     ----------       ----------    ---------

$.01 par value                   07/08/97                                         20,000             D        $.18
common stock
$.01 par value                   07/08/97                                         10,000             D        $.19
common stock


                                                   [NUVENADV\FORM4:JULY1997.GPV]

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


1. Title of Security     2. Transaction Date       3. Transaction Code         4. Securities Acquired (A) or
                                                                                  Disposed (D)
--------------------     -------------------       -----------------------     ----------------------------------------
                                                       Code           V           Amount        (A) or (D)       Price
                                                   -----------    --------     -----------      ----------    ---------

$.01 par value                   07/08/97                                         10,000             D        $.17
common stock

$.01 par value                   07/08/97                                         140,000            D        $.16
common stock

$.01 par value                   07/08/97                                         10,000             D        $.165
common stock

$.01 par value                   07/08/97                                         25,000             D        $.16
common stock

$.01 par value                   07/08/97                                         15,000             D        $.16
common stock

$.01 par value                   07/10/97                                         20,000             D        $.19
common stock

$.01 par value                   07/10/97                                         55,000             D        $.17
common stock

$.01 par value                   07/10/97                                         25,000             D        $.19
common stock

$.01 par value                   07/10/97                                         15,000             D        $.19
common stock

$.01 par value                   07/17/97                                         25,000             D        $.19
common stock

$.01 par value                   07/17/97                                         100,000            D        $.19
common stock

$.01 par value                   07/29/97                                         45,000             D        $.15
common stock

$.01 par value                   07/29/97                                         10,000             D        $.175
common stock

$.01 par value                   07/29/97                                         20,000             D        $.17
common stock

$.01 par value                   07/30/97                                         25,000             D        $.14
common stock

$.01 par value                   07/30/97                                          5,000             D        $.155
common stock

$.01 par value                   07/30/97                                         20,000             D        $.15
common stock

$.01 par value                   07/31/97                                         25,000             D        $.16
common stock


                                                   [NUVENADV\FORM4:JULY1997.GPV]

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


1. Title of Security     2. Transaction Date       3. Transaction Code         4. Securities Acquired (A) or
                                                                                  Disposed (D)
---------------------    -------------------       ------------------------     ---------------------------------------
                                                       Code           V           Amount        (A) or (D)       Price
                                                   ------------  ----------     ----------      ----------    ---------

$.01 par value                   07/31/97                                         25,000             D        $.155
common stock

$.01 par value                   07/31/97                                         25,000             D        $.16
common stock

$.01 par value                   07/31/97                                         10,000             D        $.155
common stock

$.01 par value                   07/31/97                                         15,000             D        $.155
common stock

$.01 par value                   07/31/97                                         50,000             D        $.16
common stock

$.01 par value                   07/31/97                                         25,000             D        $.16
common stock
                                                                                  770,000
                                                                                  =======


5.       Amount of Securities Beneficially Owned at End of Month

         1,792,180

6.       Ownership Form:            Direct (D) or Indirect (I)

         D

7.       Nature of Indirect Beneficial Ownership

         Not Applicable

                                                   [NUVENADV\FORM4:JULY1997.GPV]

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

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g. , puts, calls, warrants, options, convertible securities)


1.  Title of             2. Conversion        3. Transaction      4. Transaction        5. Number of Derivative
   Derivative               of Exercise          Date                Code                  Securities Acquired (A)
   Security                 Price of                                                       or Disposed (D)
                            Derivative
                            Security
--------------           ---------------      ---------------     -------------------   ----------------------------
                                                                    Code         V            (A)               (D)
                                                                  --------    -------   ---------------  -----------




6.       Date Exercisable and Expiration Date (Month/Day/Year)

         N/A

7.       Title and Amount of Underlying Securities

         N/A

8.       Price of Derivative Security

         N/A

9.       Number of Derivative securities Beneficially Owned at End of Month

         N/A

10.      Ownership Form of Derivative Security: Direct (D) or Indirect (I)

         D

11.      Nature of Indirect Beneficial Ownership

         N/A


Explanation of Responses:

         N/A

                                        Signature of Reporting Person
                                        NuVen Advisors Inc.

Dated:  August 7, 1997                  /s/  J.L. Lawver
                                             ----------------------------------
                                             J.L. Lawver

                                                   [NUVENADV\FORM4:JULY1997.GPV]

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